Exhibit 99.1
CONTACTS:

(Media):	Bill Mintz	(713) 296-7276

(Investor):	Robert Dye	(713) 296-6662
	David Higgins	(713) 296-6690

(Web site):	www.apachecorp.com
FOR RELEASE AT 7:45 A.M. CENTRAL TIME
APACHE PROMOTES THREE TO OFFICE OF THE CHIEF EXECUTIVE
Plank, Crum, Eichler take on new responsibilities
     Houston, Feb. 17, 2009 — Apache Corporation (NYSE, Nasdaq: APA) announced that G. Steven Farris, chairman and chief executive officer, formed an office of the chief executive with three key executives reporting to him.
•	Roger B. Plank, Apache’s chief financial officer since 1997, was named Apache’s president.

•	John A. Crum, president of Apache Canada Ltd. since 2007, was named co-chief operating officer and president — North America.

•	Rodney J. Eichler, general manager of Apache’s Egypt Region since 1997, was named co-chief operating officer and president — International.
     “These organizational changes reflect the natural evolution in Apache’s continued growth,” Farris said. “Although Roger, John and Rod have separate functional responsibilities, they will have joint and equal roles in the daily decision making and direction of the company.”
     Plank has been an executive vice president of the corporation since 2000. In addition to his current responsibilities, Plank will lead the Business Development, Internal Audit, and Policy and Governance groups.
     Plank joined Apache in 1981 after receiving a bachelor’s degree in economics from Colgate University in Hamilton, New York, and his master’s in business administration from the University of St. Thomas in St. Paul, Minnesota. Previously, he led the Planning, Corporate Development, and Corporate Communications functions. Plank is a member of the board of directors of Parker Drilling Company and chairs its audit committee. His civic activities include serving on the board of Wyoming’s Ucross Foundation, which benefits artists and writers, and as president of Houston’s Alley Theatre.
     Crum was named executive vice president in 2000. Previously, he led the company’s Australia and North Sea regions. He will lead the Gulf Coast, Central and Canada regions as well was the Worldwide Drilling, corporate EH&S and Purchasing groups.
     Prior to joining the company in 1995, Crum served in executive and management roles with Aquila Energy Resources Corp., Pacific Enterprises Oil Co., and Southland Royalty Co. He holds a bachelor’s degree in petroleum engineering from the New Mexico Institute of Mining and Technology. Crum served as chairman of the Australian Petroleum Production and Exploration Association and is a member of the Society of Petroleum Engineers.
     Eichler, an executive vice president since 2000, has headed Apache’s Egyptian operations since 1997. Prior to that, he was regional vice president for the Western Region in Houston and regional exploration and development manager for the Rocky Mountain region in Denver. He will lead the North Sea, Egypt, Australia and Argentina regions.
     Prior to joining Apache, Eichler was vice president, exploration for Axem Resources, LLC in Denver. He received his bachelor’s and master’s degrees in geological engineering from the Colorado School of Mines. He is a member of the American Association of Petroleum Geologists and is a certified professional geologist and a registered professional engineer in the state of Texas. He is president and a director of Springboard — Educating the Future, a non-profit corporation that funded construction of 200 schools for girls in Egypt’s rural villages.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina.
     EDITOR’S NOTE: Photographs of Plank, Crum and Eichler are available at Apache’s Web site,
http://www.apachecorp.com/Library/Photos/Gallery_Thumbnails/?gallery=134.
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